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                                                                       Exhibit 4

                                  PUT AGREEMENT

     THIS PUT AGREEMENT (the "Agreement") is entered into as of the ___ day of _______, 2000, by and among KAISER GOVERNMENT PROGRAMS, INC., a Delaware corporation ("KGP"), KAISER GROUP HOLDINGS, INC., a Delaware corporation (the "Company"), Kaiser K-H Holdings, Inc., a Delaware corporation ("K-H Holdings"), and The Bank of New York (the "Depositary"), as agent on behalf those holders of Senior Notes (as hereinafter defined) who have elected to exchange their rights under the Guarantee (as hereinafter defined) for the Put (as hereinafter defined) pursuant to the Exchange Offer (as hereinafter defined) and their successors and assigns.

                                    RECITALS

     WHEREAS, KGP previously issued a guarantee (the "Guarantee") of the 12.0% Senior Subordinated Notes due 2003 (the "Senior Notes") of Kaiser Group International, Inc., a Delaware corporation ("Kaiser International"); and

     WHEREAS, on September 1, 2000, KGP commenced an exchange offer pursuant to
Section 3(a)(9) of the Securities Act of 1933 (the "Exchange Offer") whereby holders of Senior Notes could exchange their rights under the Guarantee for options (the "Puts") to sell to KGP, on the terms and subject to the conditions set forth herein, shares of Preferred Stock (as hereinafter defined) issued to them under the Plan (as hereinafter defined) in partial satisfaction of Kaiser International's obligations under the Senior Notes; and

     WHEREAS, certain holders of Senior Notes have elected to exchange their rights under the Guarantee for the Puts pursuant to the Exchange Offer.


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01 Certain Definitions

             As used in this Agreement, the following terms shall have the following respective meanings:

             "Affiliate" of any person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For purposes of this definition, "control", when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

             "Certificate(s)" means the certificates in the form of Exhibit A
                                                                    ------- -
hereto representing the Puts.

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             "Company" means Kaiser Group Holdings, Inc., a Delaware
corporation, and its successors and assigns.

             "Depositary" means, with respect to the Puts, The Bank of New York (including its successors and assigns), which shall act as paying agent with respect to exercise of the Puts.

             "Excess Proceeds" means the net after-tax proceeds received by KGP from (i) any cash distributions from Kaiser-Hill through K-H Holdings, that, on a quarterly basis, exceed 2.8 times the amount of cash required to pay (a) all past accrued but unpaid cash dividends on the Preferred Stock, plus (b) the next scheduled quarterly cash dividend on the Preferred Stock, (ii) the disposition of any interest in Kaiser-Hill either by means of a disposition by KGP of shares of K-H Holdings or a disposition by K-H Holdings of all or part of its interest in Kaiser-Hill, (iii) any extraordinary distribution from Kaiser-Hill through K-H Holdings, as reasonably determined by the Board of Directors of the Company, and (iv) any interest paid on Excess Proceeds held by the Depositary. Any and all Excess Proceeds distributed to KGP by the Depositary pursuant to Section 3.04(d) shall become operating capital of KGP and shall not be subject to any limitation on use or disposition under this Agreement or the Puts. For purposes of this definition, "net after-tax proceeds" means the aggregate proceeds received by KGP as a result of any of the transactions described in clauses (i),
(ii), (iii) or (iv) of this definition of "Excess Proceeds" after providing for any and all taxes that may be or become due relating to such transaction by any member of the Company's consolidated tax group (for United States federal income tax purposes), as reasonably determined by the Company.

             "Exchange Offer" means the offer commenced on September 1, 2000, pursuant to Section 3(a)(9) of the Securities Act of 1933, whereby holders of Senior Notes could exchange their rights under the Guarantee for options to sell to KGP, on the terms and subject to the conditions set forth herein, shares of the Preferred Stock issued to such holders under the Plan in partial satisfaction of Kaiser International's obligations under the Senior Notes.

             "Final Report" means, with respect to each Period of Exercisability, the written report of the Depositary setting forth the name of each Holder that has properly exercised its Put and the number of shares of Preferred Stock with respect to which such Holder has properly exercised its Put and the amount of all Excess Proceeds held by the Depositary.

             "Guarantee" means the Guarantee of KGP with respect to the Senior Notes.

             "Holders" means the holders of Puts, comprised of holders of Senior Notes that exchanged their rights under the Guarantee for Puts, together with any successors and assigns of such holders as regards Puts, as reflected from time to time on the Register for the Puts, except that no Affiliate of KGP or the Company shall be considered to be a Holder for purposes of this Agreement.

             "Kaiser-Hill" means Kaiser-Hill Company, LLC, a Colorado limited liability company and an indirect, 50% owned subsidiary of KGP.

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             "Kaiser International" means Kaiser Group International, Inc, a
Delaware corporation.

             "KGP" means Kaiser Government Programs, Inc., a Delaware corporation.

             "KGP Report" means, with respect to each Period of Exercisability, the report of KGP to the Depositary setting forth the aggregate Purchase Price payable to each Holder, instructions with respect to the pro rata purchase of shares of Preferred Stock and the number of shares of Preferred Stock, if any, for which the Company must cause new stock certificates to be issued to the holders thereof.

             "K-H Holdings" means Kaiser K-H Holdings, Inc., a Delaware corporation, which is a wholly-owned subsidiary of KGP and the owner of 50% of the interests in Kaiser-Hill.

             "Notice of Exercise" means the notice from a Holder substantially in the form of Exhibit C specifying the maximum number of shares of Preferred
               ---------
Stock with respect to which a Put is being exercised.

             "Notice of Triggering Event" means the notice of a Triggering Event given to the Holders by the Depositary substantially in the form of Exhibit B.
                                                                    ---------

             "Period of Exercisability" means, with respect to any Triggering Event, the thirty-(30) day period during which Holders may exercise Puts.

             "Plan" means the Plan of Reorganization of Kaiser International and its debtor subsidiaries, as confirmed by the Bankruptcy Court and as effective.

             "Plan Effective Date" shall mean the date provided for in the Plan as the effective date.

             "Preferred Stock" means the Series 1 Redeemable Cumulative Preferred Stock, $0.01 par value, of the Company.

             "Purchase Price" means, for any shares of Preferred Stock with respect to which a Put is exercised, (a) 100% of the liquidation preference of such Preferred Stock, plus (b) all accrued and unpaid dividends thereon, as adjusted from time to time.

             "Put(s)" means the option(s) to sell Preferred Stock evidenced by the Certificates, the terms and conditions of which are set forth herein.

             "Register" means the list of Holders maintained by the Transfer Agent.

             "Senior Notes" means Kaiser International's 12.0% Senior Subordinated Notes due 2003 issued pursuant to that certain Indenture dated January 11, 1994, as amended, by and between Kaiser International and The Bank of New York, as Trustee.

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             "Transfer Agent" means The Bank of New York or any other entity appointed subsequently by KGP for the purpose of maintaining the Register for the registration of ownership and registration of transfer of the Puts.

             "Triggering Event" means any event that results in the receipt by KGP of Excess Proceeds (other than the payment of interest on Excess Proceeds); provided, however, in the event that KGP receives Excess Proceeds within twelve
(12) months of a previous Triggering Event, then such Triggering Event shall be deemed to have occurred on the date that is the earlier of (i) twelve (12) months following the previous Triggering Event or (ii) the date on which there is an aggregate of three million dollars ($3,000,000) or more of Excess Proceeds.


                                   ARTICLE II

                          GENERAL; FORM OF CERTIFICATE;
                EXECUTION, DELIVERY AND ISSUANCE OF CERTIFICATES

Section 2.01 General

             (a) Each Put shall represent an option of the Holder to require KGP to purchase, on a pro rata basis, Preferred Stock at the Purchase Price from Excess Proceeds, all subject to the terms and conditions set forth herein. Puts shall be effective only upon the Plan Effective Date and shall be exercisable only upon the occurrence of a Triggering Event. Notwithstanding anything else provided herein or in any Certificate, all Puts shall expire at 5:00 p.m., New York City time, on December 31, 2007.

             (b) The Puts shall be transferable, except that no transfer shall be effective unless reflected on the register for the Puts maintained by KGP or an entity appointed by KGP to serve as the registrar and transfer agent for the Puts. Notwithstanding anything to the contrary in the immediately preceding sentence, the Puts shall cease to be transferable and shall become nontransferable if the effect of any further transfer would be to cause KGP to be required to register the Puts as a class of securities under the applicable provisions of the Securities Exchange Act of 1934.

Section 2.02 Form of Certificate

             (a) Puts shall be evidenced solely by certificates representing the option to sell Preferred Stock to KGP on the terms set forth herein and substantially in the form attached as Exhibit A to this Agreement (the
                                      ---------
"Certificates").

             (b) The Certificates (i) shall be issued in registered form only;
(ii) shall be dated the date of issuance (whether upon initial issuance, exchange or replacement); and (iii) shall contain such legends and endorsements, each as provided by KGP, typed, stamped, printed, lithographed or engraved, as KGP may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation applicable to the Puts or KGP, or to conform to customary usage.

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Section 2.03 Execution, Delivery and Issuance of Certificates

             (a) Certificates evidencing the Puts shall be executed promptly by KGP on or after the Plan Effective Date and delivered to the Depositary for subsequent delivery to those holders of Senior Notes that exchange their rights under the Guarantee. The Certificates shall be executed on behalf of KGP by its Chairman, Chief Executive Officer or President or by any of its Vice Presidents, either manually or by facsimile signature. In case any officer of KGP whose signature shall have been placed upon any Certificates shall cease to be the Chairman, Chief Executive Officer, President or a Vice President of KGP before issuance and delivery of the Certificates, such Certificates may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such officer of KGP.

             (b) The Depositary shall promptly deliver the Certificates to the Holders at the address provided by such Holders in the Exchange Offer letter of transmittal or thereafter provided by any Holder in writing to the Depositary and KGP.


                                   ARTICLE III

                                EXERCISE OF PUTS

Section 3.01 Shares Subject to Put; Deposit of Excess Proceeds; Pro Rata
Purchase

             (a) Upon the occurrence of a Triggering Event, subject to the limitations set forth in this Agreement, each Certificate shall entitle the Holder thereof to require KGP to purchase, at the Purchase Price, any or all Preferred Stock issued to a Holder pursuant to the Plan in partial satisfaction of the Kaiser International's obligations under the Senior Notes or subsequently purchased from such a Holder or any subsequent transferee.

             (b) Within five (5) business days of receipt of any Excess Proceeds, KGP shall deliver the Excess Proceeds to the Depositary by wire transfer of immediately available United States funds for the irrevocable benefit of the Holders.

             (c) KGP shall purchase shares of Preferred Stock on a pro rata basis from the Holders based upon the number of shares of Preferred Stock with respect to which Puts have been properly exercised, but only up to the amount of the then-existing Excess Proceeds. KGP shall not be required to purchase any fractional shares. To the extent KGP cannot purchase Preferred Stock precisely on a pro rata basis, KGP shall use its reasonable discretion in purchasing the maximum number of whole shares of Preferred Stock purchasable from the Excess Proceeds with respect to which Puts have been properly exercised.

Section 3.02 Notice of Triggering Event

             Within fifteen (15) days of the occurrence or deemed occurrence of a Triggering Event, KGP shall give the Depositary written notice that a Triggering Event has occurred. The

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notice shall specify the Purchase Price per share of Preferred Stock payable to the Holders upon due exercise of the Puts and shall be accompanied by all documentation reasonably required by KGP in connection with the exercise by the Holders of the Puts. Within five (5) days, the Depositary shall issue a written notice of occurrence of a Triggering Event ("Notice of Triggering Event") to each Holder (with a copy to KGP) at the address provided by such Holder in writing to the Depositary and KGP and contained in the Register. Such notice shall be dated the date of issuance by the Depositary and shall be in the form of Exhibit B hereto and shall be accompanied by a form of Notice of Exercise and
   ---------
all other documentation reasonably required by KGP or the Depositary in connection with exercise of the Puts.

Section 3.03 Exercise of Puts

             Subject to the terms and conditions set forth in this Agreement, Puts may be exercised by the Holders thereof only within the thirty (30) day period following the date of issuance by the Depositary of a Notice of Triggering Event (the "Period of Exercisability") with respect to any Triggering Event by delivering to the Depositary:

             (a) A Notice of Exercise in the form of Exhibit C specifying the
                                                     ---------
maximum number of shares of Preferred Stock with respect to which the Put is being exercised;

             (b) Any stock certificate(s) representing the shares of Preferred Stock with respect to which the Put is being exercised, duly endorsed with signature guaranteed, or accompanied by a properly completed separate stock power;

             (c) An executed Substitute Form W-9;

             (d) The Certificate(s); and

             (e) Such other documentation reasonably required by KGP or the Depositary in connection with exercise of the Puts.

Section 3.04 Reports of the Depositary; Payment of the Purchase Price; Distribution of Funds to KGP; Issuance of New Certificates

             (a) During each Period of Exercisability, the Depositary shall provide daily reports to KGP, in the form requested by KGP, of the number of shares of Preferred Stock with respect to which Puts have been properly exercised as of the previous business day. On the business day following expiration of each Period of Exercisability, the Depositary shall issue a written report (a "Final Report") setting forth the name of each Holder that has properly exercised its Put, the number of shares of Preferred Stock with respect to which such Holder has properly exercised its Put and the aggregate amount of all Excess Proceeds held by the Depositary.

             (b) Within five (5) business days following receipt of the Final Report, KGP shall deliver to the Depositary (i) a report setting forth the aggregate Purchase Price payable to each Holder, instructions with respect to the pro rata purchase of shares of Preferred Stock, and the number of shares of Preferred Stock, if any, for which the Company must cause new stock

                                       6
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certificates to be issued and the holders thereof (the "KGP Report"), and (ii)
new Certificates representing the number of shares of Preferred Stock, if any, with respect to which each Holder's Put remains unexercised.

             (c) Following receipt of the items listed in subsection (b) of this Section, the Depositary shall promptly issue payment of the aggregate Purchase Price payable to each Holder that has properly exercised its Put, along with new Certificates representing the number of shares of Preferred Stock, if any, with respect to which each Holder's Put remains unexercised. The Depositary shall simultaneously deliver to the Company, all stock certificates representing the Preferred Stock tendered to it, along with the KGP Report setting forth the number of shares of Preferred Stock, if any, for which the Company must cause new stock certificates to be issued and delivered to the holders thereof.

             (d) Following payment of the Purchase Price in accordance with subsection (c) above, the Depositary shall distribute to KGP all funds that had been held by the Depositary as Excess Proceeds but that were not required to be paid to Holders as a result of the exercise of Puts during the immediately preceding Period of Exercisability, except that the Depositary shall retain and invest for the irrevocable benefit of the Holders of the Puts any Excess Proceeds that represent fractional shares not purchased by KGP as permitted by the provisions of this Agreement.

             (e) The Company agrees to promptly issue, or cause the transfer agent for the Preferred Stock to issue, stock certificates representing the shares of Preferred Stock not purchased by KGP pursuant to the exercise of Puts and to deliver such stock certificates to the record holders in accordance with the instructions in the Notice of Exercise.


                                   ARTICLE IV

                                   DEPOSITARY

Section 4.01 Nature of Duties and Responsibilities Assumed

             (a) KGP hereby appoints the Depositary to act as agent on behalf of the Holders as set forth in this Agreement. The Depositary hereby accepts the appointment as agent on behalf of the Holders and agrees to perform that agency upon the terms and conditions set forth in this Agreement, by all of which KGP, K-H Holdings, the Company and the Holders, by their acceptance of this Agreement and the Puts, shall be bound. The Depositary shall not by any act under this Agreement be deemed to make any representation as to validity or authorization of the Puts or the Certificates, or as to the number or kind or amount of any property, stock or other securities deliverable upon exercise of any Put or the correctness of the representations of KGP or the Holders made in the documents that the Depositary receives. The Depositary shall not have any duty to calculate or determine any adjustments with respect to the kind and amount of shares or other securities or any property receivable by Holders upon the exercise of Puts, and the Depositary shall have no duty or responsibility in determining the accuracy or correctness of any such calculation. The Depositary shall not (i) be liable for any recital or statement of fact contained in this Agreement or in the Certificates or for any action taken, suffered or omitted by it

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in good faith in the belief that any Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure on the part of any Holder, KGP, K-H Holdings, or the Company to comply with any of its covenants and obligations contained in this Agreement or in the Certificates or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct. The Depositary is hereby authorized to accept instructions with respect to the performance of its duties under this Agreement from the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or the Assistant Secretary of KGP and to apply to any such officer for instructions (which instructions will be promptly given in writing when requested), and the Depositary shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own gross negligence or willful misconduct, but in its discretion the Depositary may in lieu of such instructions accept other evidence of such or may require such further or additional evidence as it may deem reasonable. Any application by the Depositary for written instructions from KGP may, at the option of the Depositary, set forth in writing any action proposed to be taken or omitted by the Depositary under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Depositary shall not be liable for any action taken by, or omission of, the Depositary in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date any officer of KGP actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Depositary shall have received written instructions in response to such application specifying the action to be taken or omitted.

             (b) The Depositary understands that from time to time it will receive from KGP Excess Proceeds, including, as is permitted by the provisions of this Agreement, Excess Proceeds that will be distributed to Holders of the Puts on a delayed basis. The Depositary shall hold all such Excess Proceeds for the irrevocable benefit of the Holders of the Puts and shall invest such Excess Proceeds in an interest-bearing account designated by KGP and identified as the KGP Excess Proceeds account, until such time as such Excess Proceeds are required to be distributed in accordance with the provisions of this Agreement.

             (c) The Depositary may execute and exercise any of the rights and powers vested in it under this Agreement or perform any duty under this Agreement either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection of any such attorney, agent or employee. The Depositary shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect of this Agreement, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Depositary to take such action as the Depositary may consider proper, whether with or without such indemnity. The Depositary shall promptly notify KGP and the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement. No provision of this Agreement shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

             (d) KGP will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Depositary in order to enable it to carry out or perform its duties under this Agreement.

             (e) The Depositary shall not be liable except for the failure to perform such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary, whose duties and obligations shall be determined solely by the express provisions of this Agreement.

             (f) The Depositary may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Depositary), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained) which is believed by the Depositary to be genuine and to be signed or presented by the proper person or persons, except in case of the gross negligence, bad faith or willful misconduct of the Depositary. The Depositary shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Depositary signed by the proper party or parties and, if the duties or rights of the Depositary are affected, unless it shall give its prior written consent thereto.

             (g) The Depositary shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereof, or for any lack of endorsement thereon, or for any description therein, nor shall the Depositary be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Depositary shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Depositary pursuant to the provisions hereof. Except for its own gross negligence, bad faith or willful misconduct, the Depositary shall not be liable to the other parties hereto or to anyone else for any loss which may be incurred by reason of any investment of any monies which it holds hereunder.

             (h) The Depositary shall have the right to assume in the absence of written notice to the contrary from the proper person that a fact or an event by reason of which an action would or might be taken by the Depositary does not exist or has not occurred without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

Section 4.02 Right to Consult Counsel

             The Depositary may at any time consult with legal counsel of its selection satisfactory to it (who may be legal counsel for KGP, the Company or any Holder), and the

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Depositary shall incur no liability or responsibility to KGP, the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

Section 4.03 Compensation and Reimbursement; Indemnification

             KGP agrees to pay to The Bank of New York reasonable compensation for all services rendered by it in any capacity under this Agreement and to reimburse The Bank of New York for reasonable expenses and disbursements incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and the expenses of its counsel). KGP further agrees to indemnify The Bank of New York for, and to hold it harmless against, any and all loss, liability, damage, claim or expense incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance and administration of this Agreement, including reasonable counsel fees, costs and disbursements (it being understood that such fees, costs and disbursements include those incurred to enforce the provisions of this Agreement), or loss suffered by the Depositary in connection with any action, suit or other proceeding or investigation brought against the Depositary involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Depositary hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies. The Depositary shall have a lien for the amount of any such expense or loss on the monies and other property held by it hereunder and shall be entitled to reimburse itself from such monies or property for the amount of any such expense or loss, provided that no such reimbursement by the Depositary shall excuse KGP from its obligations to purchase Preferred Stock that is the subject of a properly exercised Put under the terms of this Agreement. For the purposes hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Depositary, and all costs and expenses, including, but not limited to, reasonable counsel fees, costs and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation. The provisions of this Section 4.03 shall survive the termination of this Agreement and the resignation and replacement of the Depositary, and shall extend to the Depositary's service as Transfer Agent.

Section 4.04 Depositary May Hold KGP and Company Securities

             Except as may be limited by applicable law, the Depositary and any stockholder, director, officer or employee of the Depositary may buy, sell or deal in any securities of KGP, the Company or its Affiliates or become pecuniarily interested in transactions in which KGP, the Company or its Affiliates may be interested, or contract with or lend money to KGP, the Company or its Affiliates or otherwise act as fully and freely as though it were not the Depositary under this Agreement. Nothing in this Agreement shall preclude the Depositary from acting in any other capacity for KGP, the Company or for any other person.

Section 4.05 Resignation and Removal; Appointment of Successor

             (a) No resignation or removal of the Depositary and no appointment of a successor Depositary shall become effective until the acceptance of appointment by the successor Depositary as provided in this Agreement. The Depositary may resign its duties and be discharged from all further duties and liability under this Agreement (except liability arising as a result of the Depositary's own gross negligence, bad faith or willful misconduct) after giving written notice to KGP. KGP may remove the Depositary upon written notice, and the Depositary shall in such case be discharged from all further duties and liabilities under this Agreement, except as set forth above. The Depositary shall, at KGP's expense, cause to be mailed (by first-class mail, postage prepaid) to each Holder of a Put at its last address as shown on the register maintained by the Depositary a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, KGP shall appoint in writing a new Depositary. If KGP shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation by the resigning Depositary or after such removal, then KGP shall become Depositary until a successor Depositary has been appointed, and the Holder of any Put may apply to any court of competent jurisdiction for the appointment of a new Depositary. Any new Depositary, whether appointed by KGP or by such a court, shall be a corporation doing business under the laws of the United States, any state of the United States, or the District of Columbia, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Depositary shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Depositary prior to its appointment, provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Depositary, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Depositary, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of KGP and shall be legally and validly executed and delivered by the resigning or removed Depositary. Not later than the effective date of any such appointment, KGP shall give notice of the appointment to the resigning or removed Depositary. Failure to give any notice provided for in this Section, however, or any defect in such notice, shall not affect the legality or validity of the resignation or removal of the Depositary or the appointment of a new Depositary, as the case may be.

             (b) Any corporation into which the Depositary or any new Depositary may be merged or any corporation resulting from any consolidation to which the Depositary or any new Depositary shall be a party or any person to whom the Depositary transfers substantially all of its corporate trust business shall be a successor Depositary under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Depositary under the provisions of Section 4.05(a) or (ii) is a wholly-owned subsidiary of the Depositary. Any such successor Depositary shall promptly cause notice of its succession as Depositary to be mailed (by first class mail, postage prepaid) to each Holder at such Holder's last address as shown on the register maintained by the Depositary.

                                    ARTICLE V

                                  PUT TRANSFERS

Section 5.01 Put Register

             (a) The Puts shall be issued in registered form only. The Transfer Agent shall keep the Register in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the initial ownership of the Puts and the registration of any subsequent transfers of the Puts, as provided in this Agreement.

             (b) All Certificates issued upon any registration of transfer of Puts shall be the valid obligations of KGP, evidencing the same obligations and entitled to the same benefits under this Agreement as the Certificates surrendered for such registration of transfer.

Section 5.02 Registration of Transfer

             (a) Transfers of Puts shall be effective only by the registration of such transfers upon the Register maintained by the Transfer Agent. Holders desiring to transfer Puts shall present to the Transfer Agent for registration of transfer the Certificate(s) evidencing the Puts to be transferred, together with a Transfer Form in the form of Exhibit D to this Agreement specifying the
                                    ---------
number of Puts that the Holder desires to transfer. Such Transfer Form shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Transfer Agent, duly executed by the Holder or its attorney duly authorized in writing. When Certificate(s) are properly presented to the Transfer Agent with a request to register the transfer of the Puts evidenced by the Certificate(s) in accordance with the requirements under this Agreement, the Transfer Agent shall register the transfer as requested, except as set forth in
Section 5.02(e).

             (b) As part of such registration of transfer of Puts, the Transfer Agent shall cause to be issued to the transferee a Certificate evidencing the Puts transferred to it by the transferring Holder. If a Holder is transferring fewer than all Puts evidenced by a Certificate presented for registration of transfer, the Transfer Agent shall issue to the presenting Holder a new Certificate evidencing the Puts not being transferred.

             (c) No service charge shall be payable by Holders for any registration of transfer of Puts. KGP may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of Puts.

             (d) The Transfer Agent shall retain copies of all letters, notices and other written communications received pursuant to this Section 5.02. If KGP has appointed a third party to serve as the Transfer Agent, KGP shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Transfer Agent.

             (e) The Transfer Agent shall maintain an accurate count of the aggregate number of holders of Puts as contained in the Register. Whenever the aggregate number of Put holders shall be such that KGP, in its sole discretion exercised in good faith, believes that any requested transfer of Puts would result in a requirement to register the Puts under the Securities Exchange Act of 1934, KGP shall have the absolute right to direct the Transfer Agent to refuse to register such requested transfer, in which case the Transfer Agent shall not register any such requested transfer. The Transfer Agent (together with the Company and KGP, if not serving as the Transfer Agent) shall not be liable for any such refusal to register a requested transfer under the circumstances described in this Section 5.02(e), except for its gross negligence or bad faith.


                                   ARTICLE VI

                                    COVENANTS

Section 6.01 Covenant of KGP

             KGP covenants that it shall not incur any indebtedness for borrowed money (other than guarantees of indebtedness of Kaiser-Hill in accordance with its historical practices) unless approved by Holders representing a majority of the number of shares of Preferred Stock with respect to which Puts are then outstanding.

Section 6.02 Covenant of K-H Holdings

             K-H Holdings covenants that it shall distribute to KGP any and all
(a) cash received by K-H Holdings from time to time from Kaiser-Hill and (b) proceeds received by K-H Holdings from the disposition by K-H Holdings of all or part of its interest in Kaiser-Hill, in each case as promptly as practicable following such receipt from Kaiser-Hill.


                                   ARTICLE VII

                                  MISCELLANEOUS

Section 7.01 Rights of Action

             All rights of action in respect of this Agreement are vested in the Holders of the Puts, and any Holder of any Put, without the consent of the Depositary or any Holder of any other Put, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder's rights under this Agreement, including the right to exercise such Holder's Puts in the manner provided in this Agreement.

Section 7.02 Money and Other Property Deposited with the Depositary

             Any money, securities or other property which at any time shall be deposited by KGP or on its behalf with the Depositary pursuant to this Agreement shall be assigned, transferred and set over to the Depositary in trust for the purpose for which such moneys, securities or other property shall have been deposited; but such moneys, securities or other property need not be segregated from other funds, securities or other property of the Depositary except to the extent required by law. The Depositary shall distribute any money deposited with it for payment and distribution to any Holder by mailing by first-class mail a check in such amount as is appropriate, to such Holder at the address shown on the Register maintained by the Depositary, or as it may be otherwise directed in writing by KGP. Any money or other property deposited with the Depositary for payment and distribution to any Holder that remains unclaimed for two years, less one day, after the date the money was deposited with the Depositary shall be paid to KGP upon its request.

Section 7.03 Payment of Taxes

             (a) KGP will pay all taxes and other governmental charges that may be imposed on KGP or the Depositary in respect of any issuance or delivery of the Puts. KGP will not be required, however, to pay any tax or other charge imposed in connection with surrender of any Certificate upon the exercise of Puts, and in case of such payment, KGP, the Depositary and the Company shall not be required to issue any Certificate or any stock certificate or security or pay any cash or distribute any property until such tax or charge has been paid by the Holder or it has been established to the satisfaction of KGP, the Depositary and the Company that no such tax or other charge is due.

             (b) To the extent that the Depositary determines in good faith that it is or may be liable for the payment of taxes, including withholding taxes, in respect to income derived from the investment of Excess Proceeds or any payment made hereunder, the Depositary may pay such taxes or make the appropriate withholding and payment. Without limiting the generality of the foregoing, the Depositary may withhold from any payment of monies made by it hereunder such amount as the Depositary estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Depositary shall be indemnified and held harmless against any liability for taxes or for withholding, and for any penalties or interest in respect of taxes or withholding, as more fully provided in Section 4.03.

Section 7.04 Surrender of Certificates

             Any Certificate surrendered for exercise shall be promptly canceled by the Depositary. The Depositary shall return such canceled Certificates to KGP; provided, if any mutilated Certificate is surrendered to the Depositary and KGP and the Depositary receive evidence to their satisfaction of the destruction, loss or theft of any Certificate, and there is delivered to KGP and the Depositary such security or indemnity as may be reasonably required by them to save each of them harmless, then KGP shall execute and upon its written request the Depositary shall deliver, in exchange for any such mutilated Certificate or in lieu of any such destroyed, lost or stolen Certificate, a replacement Certificate of like tenor.

             Upon the issuance of any new Certificate under this Section 7.04, KGP may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to such issuance and other expenses (including the reasonable fees and expenses of the Depositary) in connection with such issuance.

             Every new Certificate executed and delivered pursuant to this
Section 7.04 in lieu of any destroyed, lost or stolen Certificate shall constitute an original contractual obligation of KGP, whether or not the destroyed, lost or stolen Certificate shall be at any time enforceable by anyone, and the Holder of such replacement Certificate shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Certificates duly executed and delivered under this Agreement.

             The provisions of this Section 7.04 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Certificates.

Section 7.05 Notice

             Any notice or communication by KGP, the Company or the Depositary to the others is duly given if in writing and delivered in person, mailed by first-class mail (registered or certified, return receipt requested), or sent by telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

             If to KGP or the Company:

             Kaiser Government Programs, Inc.
             9300 Lee Highway
             Fairfax, Virginia  22031-1207
             Fax: (703) 934-3973
             Attention: President and Chief Executive Officer

             or

             Kaiser Group Holdings, Inc.
             9300 Lee Highway
             Fairfax, Virginia  22031-1207
             Fax: (703) 934-3973
             Attention: President and Chief Executive Officer

             cc:  Chief Financial Officer

             If to the Depositary:

             The Bank of New York
             101 Barclay Street, 21 W
             New York, New York  10286
             Fax: (212) 815-5915
             Attention:  Geovanni Barris
                         Vice President

             KGP, the Company or the Depositary by notice to the others may designate additional or different addresses for subsequent notices or communications.

             All notices and communications by KGP, the Company or the Depositary to the others shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

             All distributions, notices or communications required or permitted to be made or given to a Holder shall be mailed by first-class mail to the Holder's address shown in the Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

             If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 7.06 Persons Benefiting

             This Agreement shall be binding upon and inure to the benefit of KGP, K-H Holdings, the Company and the Depositary, and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any person, other than KGP, K-H Holdings, the Company, the Depositary and the Holders, any right, remedy or claim under or by reason of this or any part of this Agreement.

Section 7.07 Counterpart Originals

             The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7.08 Amendments

             KGP, K-H Holdings and the Company may, without the consent of the Holders of the Puts, by supplemental agreement or otherwise, make any changes or corrections in this Agreement (a) to cure any ambiguity or correct or supplement any provision in this Agreement which may be defective or inconsistent with any other provision in this Agreement or to correct any clerical omission or mistake or manifest error contained in this Agreement, (b) to add to the covenants and agreements for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon KGP or the Company in this Agreement, or (c) that do not adversely affect the interests of the Holders in any material respect. Any other changes or amendments to this Agreement may be made, by supplemental agreement or otherwise, upon the consent of holders of two-thirds of the Preferred Stock that is subject to the Puts. The Depositary shall join with KGP, K-H Holdings and the Company in the execution and delivery of any such supplemental agreements unless it affects the Depositary's own rights, duties or immunities under this Agreement, in which case such party may, but shall not be required to, join in such execution and delivery. Prior to executing any such supplemental agreement, the Depositary shall be entitled to receive, and shall be protected in relying upon, certificates of KGP, K-H Holdings and the Company and an opinion of counsel which state that the proposed supplemental agreement is in compliance with the terms of this Section 7.08.

Section 7.09 Governing Law

             THIS AGREEMENT AND EACH PUT ISSUED UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 7.10 Headings

             The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall in no way modify or restrict any of the terms or provisions of this Agreement.

             (The balance of this page intentionally left blank.)

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.


                                           KAISER GOVERNMENT PROGRAMS, INC.



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                           KAISER GROUP HOLDINGS, INC.



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                           KAISER K-H HOLDINGS, INC.



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                           THE BANK OF NEW YORK,
                                           as Depositary



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT A

No.                               Relating to ________ shares of Preferred Stock
    -----------

                            [Form of Put Certificate]

                              VOID AFTER 5:00 P.M.
                   NEW YORK, NEW YORK TIME, DECEMBER 31, 2007

                         PUTS TO SELL PREFERRED STOCK OF
                           KAISER GROUP HOLDINGS, INC.


     This certifies that ___________________________________ (the "Holder") is the registered holder of a Put (the "Put"). This Put Certificate is issued under and in accordance with a Put Agreement (the "Put Agreement") dated ___________, 2000 by and among Kaiser Government Programs, Inc., a Delaware corporation (the "Purchaser"), Kaiser Group Holdings, Inc. a Delaware corporation (the "Company"), Kaiser K-H Holdings, Inc., a Delaware corporation ("K-H Holdings"), and The Bank of New York, as depositary (the "Depositary"), and is subject to the terms and provisions contained in the Put Agreement, to which terms and provisions the Holder of this Put Certificate consents by acceptance of this Put Certificate. The Put may not be exercised by any party other than the Holder. Each Put entitles the Holder, subject to the provisions contained in this Put Certificate and in the Put Agreement, to require the Purchaser to purchase from the Holder up to the number of shares of Series 1 Redeemable Cumulative Preferred Stock, $0.01 par value, of the Company (the "Preferred Stock") set forth above, subject to adjustment as provided herein, on the terms and for the consideration set forth in the Put Agreement. The Put evidenced by this Put Certificate may be exercised in whole or in part only after the occurrence of a Triggering Event (as defined in the Put Agreement). The Put shall not be exercisable after and shall terminate and become void as of the close of business on December 31, 2007.

     The Put Agreement is incorporated in this Put Certificate by reference and made a part of this Put Certificate. Reference is hereby made to the Put Agreement for a full statement of the respective rights, limitations of rights, duties and obligations of the Purchaser, the Company, K-H Holdings, the Depositary and the Holder of the Put. Capitalized terms not defined in this Put Certificate have the meanings ascribed to them in the Put Agreement. A copy of the Put Agreement may be obtained for inspection by the Holder of this Put Certificate upon written request to the Company at 9300 Lee Highway, Fairfax, Virginia 22031-1207, Attention: Sandra Little-Harbesky.

     Upon the occurrence of a Triggering Event, the Holder may exercise this Put by surrendering at the office of the Depositary, (a) this Put Certificate; (b) a properly completed Notice of Exercise; (c) all certificate(s) representing the shares of Preferred Stock with respect to which the Put is being exercised, duly endorsed with signature guaranteed, or accompanied by a properly completed separate stock power; (d) a properly completed Substitute Form W-9; and (e) such other documentation reasonably required by the Purchaser or the Depositary in connection with exercise of the Puts, as set forth in the Notice of Triggering Event.


                                           KAISER GOVERNMENT PROGRAMS, INC.


                                           By:
                                               ---------------------------------
                                                Name:
                                                Title:
DATED:

-----------------

                      [Form of Reverse of Put Certificate]

                        KAISER GOVERNMENT PROGRAMS, INC.
                        --------------------------------


     This Put Certificate and all rights under this Put Certificate are transferable by the registered Holder of this Put Certificate, in whole or in part, on the register maintained by the Transfer Agent, upon surrender of this Put Certificate for registration of transfer at the office of the Transfer Agent maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Transfer Agent duly executed by, the registered Holder of this Put Certificate or its attorney duly authorized in writing, with signature guaranteed as specified in the attached Transfer Form, except that no transfer or assignment shall be effective, and any attempted transfer or assignment shall be null and void, if the effect of such transfer or assignment would be to cause the Purchaser to be required to register the Puts as a class of securities under the applicable provisions of the Securities Exchange Act of 1934, as amended. Upon any partial exercise or transfer, the Purchaser will issue and deliver to the Holder a new Put Certificate with respect to any portion not exercised or transferred. No service charge shall be made for issuance or transfer of Put Certificates, but the Purchaser may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge payable in connection with any exercise or partial exercise or transfer or partial transfer.

     The number of shares of Preferred Stock purchasable upon exercise of this Put is subject to adjustment, as reasonably determined by the Company, upon the occurrence of any stock dividends, stock splits and reclassification affecting the Preferred Stock.

     The Puts do not entitle any Holder to any of the rights of a stockholder of the Purchaser or the Company.

     This Put Certificate and the Put Agreement are subject to amendment as provided in the Put Agreement.

     This Put Certificate and all rights under this Put Certificate shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

                                                                       EXHIBIT B

                           NOTICE OF TRIGGERING EVENT


     The Depositary hereby provides notice to the Holders that a Triggering Event has occurred under the Put Agreement. The Depositary further provides notice that Excess Proceeds of $________________ are available to purchase, on a pro rata basis, up to a maximum of _________ shares of Preferred Stock that are subject to the Puts, from Holders that complete and deliver a Notice of Exercise and the related required documentation within 30 days of the date of this Notice of Triggering Event, on the terms and conditions specified in the Put Certificate and the Put Agreement.


Date:                    , 200
         ----------------     -

                                           THE DEPOSITARY:


                                           By:
                                               ---------------------------------
                                                Name:
                                                Title:

                                                                       EXHIBIT C

                               NOTICE OF EXERCISE
                   (to be executed only upon exercise of Put)


     The undersigned hereby irrevocably elects to exercise the Put with respect to up to a maximum of _________ shares of Preferred Stock that are subject to the Put represented by the enclosed Put Certificate, on the terms and conditions specified in the Put Certificate and the Put Agreement referred to in the Put Certificate. The Holder hereby surrenders all right, title and interest in the Preferred Stock (as defined in the Put Agreement), delivers the stock certificate(s) representing the Preferred Stock, and directs that the purchase price therefor shall be paid to the Holder and delivered to the address specified below.

Date:                    ,
         ----------------  ----

                                    1
------------------------------------
(Signature of Owner)

                                           -------------------------------------
                                           (Name Printed in Full)

                                           -------------------------------------
                                           (Street Address)

                                           -------------------------------------
                                           (City)        (State)      (ZIP Code)


                                           Signature Guaranteed by:


                                           -------------------------------------


-------------
1 The signature must correspond with the name as written upon the face of the Put Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed.

                                                                       EXHIBIT D

                                  TRANSFER FORM


     FOR VALUE RECEIVED the undersigned registered Holder of this Put Certificate hereby sells, assigns and transfers unto the Assignee(s) named below all of the rights of the undersigned under this Put Certificate, with respect to the number of Puts set forth below:

----------------------------------------------------------------------
                                Social Security
                                or other         Number of Puts to be
                                identifying      Transferred
Name of                         number of        (expressed as number
Assignee(s)     Address         assignee(s)      of preferred shares)

----------------------------------------------------------------------



----------------------------------------------------------------------


and does hereby irrevocably constitute and appoint the Transfer Agent as the undersigned's attorney to make such transfer on the register maintained by the Transfer Agent for that purpose, with full power of substitution in the premises.

Date:                   ,
      ------------------ -----

                                                                               2
                                           -------------------------------------
                                           (Signature of Owner)


                                           -------------------------------------
                                           (Street Address)

                                           -------------------------------------
                                           (City)        (State)      (ZIP Code)


                                           Signature Guaranteed by:


                                           -------------------------------------



-------------
2 The signature must correspond with the name as written upon the face of the Put Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed.


                                      D-1